Filed Pursuant to Rule 433

Registration Statement No. 333-295479

May 6, 2026

THE CLOROX COMPANY

$550,000,000 4.700% SENIOR NOTES DUE 2031

$400,000,000 4.950% SENIOR NOTES DUE 2033

$550,000,000 5.250% SENIOR NOTES DUE 2036

Pricing Term Sheet

Issuer:	The Clorox Company

Ratings (Moody’s / S&P):

Baa1 / BBB

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	May 6, 2026

Settlement Date*:	May 11, 2026 (T+3)

4.700% Senior Notes due 2031

Principal Amount:	$550,000,000

Maturity Date:	May 15, 2031

Public Offering Price:	99.995% of the principal amount

Coupon:	4.700%

Yield to Maturity:	4.701%

Benchmark Treasury:	3.875% due April 30, 2031

Benchmark Treasury Price / Yield:	99-14/ 4.001%

Spread to Benchmark Treasury:	+70 basis points

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2026

Make-Whole Call:	T+15 basis points prior to April 15, 2031 (the date that is one month prior to the maturity date of the notes).

Par Call:

On or after April 15, 2031 (the date that is one month prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054BA6 / US189054BA60

4.950% Senior Notes due 2033

Principal Amount:	$400,000,000

Maturity Date:	May 15, 2033

Public Offering Price:	99.847% of the principal amount

Coupon:	4.950%

Yield to Maturity:	4.976%

Benchmark Treasury:	4.125% due April 30, 2033

Benchmark Treasury Price / Yield:	99-22 1/4 / 4.176%

Spread to Benchmark Treasury:	+80 basis points

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2026

Make-Whole Call:	T+15 basis points prior to March 15, 2033 (the date that is two months prior to the maturity date of the notes).

Par Call:

On or after March 15, 2033 (the date that is two months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054BB4 / US189054BB44

5.250% Senior Notes due 2036

Principal Amount:	$550,000,000

Maturity Date:	May 15, 2036

Public Offering Price:	99.999% of the principal amount

Coupon:	5.250%

Yield to Maturity:	5.250%

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	98-07 / 4.350%

Spread to Benchmark Treasury:	+90 basis points

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2026

Make-Whole Call:	T+15 basis points prior to February 15, 2036 (the date that is three months prior to the maturity date of the notes).

Par Call:

On or after February 15, 2036 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054BC2 / US189054BC27

***

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	RBC Capital Markets, LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp. Loop Capital Markets LLC Goodbody Stockbrokers UC

* It is expected that delivery of the notes will be made against payment therefor on or about May 11, 2026, which is three business days following the Trade Date (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from Citigroup Global Markets Inc. by calling toll-free at (800) 831-9146, J.P. Morgan Securities LLC by calling collect at (212) 834-4533 or Wells Fargo Securities, LLC by calling toll-free at (800) 645-3751.